UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12.

Vestin Fund II, LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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On or about February 16, 2006, Vestin Fund II, LLC (“Fund II”) mailed the attached letter to unitholders of Fund II regarding the proposal to convert Fund II into a real estate investment trust.

February 16, 2006

Dear Fund II Unith Holder:

In reviewing our records, we have noticed that you have not yet sent in your proxy. We want you to know that your vote does count. It is very important that each unitholder is heard. We urge you to send in your proxy today. We have enclosed a self- addressed stamped envelope for your convenience or you may fax your proxy (both sides) to (702)227-5247.

We also would like to point out the benefits of a YES vote.

THE REIT PROVIDES IMMEDIATE LIQUIDITY.

THE REIT MAXIMIZES THE AVAILABILITY OF ASSETS FOR INVESTMENT IN REAL ESTATE LOANS.

DIVIDENDS DISTRIBUTIONS ARE EXPECTED TO WILL BE PAID MADE ON A QUARTERLY BASIS.

WE URGE YOU TO SEND IN YOUR PROXY.

We have filed with the SEC a definitive proxy statement/prospectus and other materials relating to the proposed REIT conversion. The proxy statement/prospectus contains important information. We urge you to fully read the proxy statement/prospectus in making your decision on how to cast your vote and determine the facts for yourself. Management recommends a “Yes” vote for the conversion. If you have questions, or need another copy of the definitive proxy statement/prospectus, or you need another proxy card, please call 1-888-232-7612 immediately. The proxy statement/prospectus is also available free of charge on the SEC website at www.sec.gov.

Sincerely
/s/ Mike Shustek
Mike Shustek